PLAYBOY ENTERPRISES, INC. AND SUBSIDIARIES
                                  EXHIBIT 23.1
                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-30185) and Form S-8 POS (File No. 333-74451, as amended) of our report dated March 30, 2000, on our audit of the consolidated financial statements and financial statement schedule of Playboy Enterprises, Inc. as of December 31, 1999 and 1998, and for the fiscal years ended December 31, 1999 and 1998, the six-month transition period ended December 31, 1997, and the fiscal year ended June 30, 1997, which report is included in this Annual Report on Form 10-K.


PricewaterhouseCoopers LLP

Chicago, Illinois
March 30, 2000